Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jazz Pharmaceuticals plc
We consent to the incorporation by reference in the registration statements (No. 333-202269, No. 333-194131, No. 333-186886, No. 333-179075 and No. 333-209767) on Form S-8 of Jazz Pharmaceuticals plc of our reports dated February 28, 2017, with respect to the consolidated balance sheets of Jazz Pharmaceuticals plc as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Jazz Pharmaceuticals plc.

/s/ KPMG

Dublin, Ireland
February 28, 2017